Exhibit 99.1

SUN MICROSYSTEMS PARTNERSHIP EXPANDED BY BACK BAY TECHNOLOGIES

Back Bay Technologies Appointed to Sun National Advisory Council

NEW YORK - BUSINESS WIRE - September 1, 2004 - Back Bay Technologies, Inc. ("BBT"), a member of the Zanett Inc. ("Zanett") (NASDAQ: ZANE - News) IT Commonwealth (tm), today announced it has expanded its partnership with Sun Microsystems (NASDAQ: SUNW) to provide strategic assessments and custom-built solutions architected on the Sun(tm) Java Enterprise System for organizations in the capital markets, insurance, healthcare, and manufacturing industries. Additionally, Back Bay Technologies has been appointed to the Sun National Advisory Council, a group of U.S. channel partners that advises Sun on its partner policies and programs and is instrumental in driving major changes and process improvements across Sun.

"We are proud to have a consulting and integration firm such as Back Bay hold a seat on our council," said Greg Stroud, vice president of Sun iForce Channels. "The value proposition of the Sun-Back Bay partnership is compelling. Coupled with BBT's strategic planning capability, industry acumen, and systems integration best practices, Sun's Java Enterprise System can reduce time to market and deliver measurable results to our mutual clients."

PROVEN SUCCESS UTILIZING THE SUN AND BBT PLATFORM

BBT is working with customers in the capital markets, insurance, healthcare, and manufacturing industries using the Java Enterprise System - the strategic underpinning of Sun's software strategy which provides an integrated, open software system that delivers a core set of industry-leading shared enterprise network services delivered on a predictable schedule at an affordable price. Customer successes include:

- CAPITAL MARKETS - a broker/dealer self-service portal for a leading investment management firm which dramatically reduced call center costs and greatly improved broker loyalty. By consolidating the majority of its middleware software on the Java Enterprise System, BBT estimates the investment firm will lower its annual spending on e-commerce systems and software by over a million dollars, and after accounting for all migration costs, achieve an internal rate of return of over 100 percent with a break even period of fifteen months.

- INSURANCE - a new business workbench which enabled straight through processing and drastically reduced underwriting cycle times - from 60 to 15 days - thus allowing the carrier to capture significant additional premium.

- MANUFACTURING - a supply chain portal which sharply reduced inventory costs while boosting vendor intelligence.

BACK BAY PROVIDES ASSESSMENT AND IMPLEMENTATION SERICES FOR JAVA ENTERPRISE
SYSTEM

BBT is a leader in bringing the Java Enterprise System to market, and has developed and refined a series of enterprise architecture assessment, business case definition, and roadmap creation tools to help clients measure the technical and financial value of adopting and deploying the Java Enterprise System in their organizations. BBT's tools and professional services reflect total cost of ownership - including software and hardware expenses, process change, training requirements, organizational impacts, operational modifications, and cost of capital - to ensure accurate and achievable business cases. Based on the specific needs of customers, BBT creates pragmatic strategies and return on investment analyses to justify system development, determines the right mix of vendor software, and defines future-state architectures and applications to give clients enhanced competitive advantage.

"Sun's commitment to software is a strong one. Pricing of Java Enterprise System at $100 per employee - as opposed to by CPU - is fundamentally changing how our customers are buying system software," said Marc Maselli, chief executive officer at Back Bay Technologies. "The Java Enterprise
System provides a robust platform upon which to build applications which address our customers' unique business challenges. Our assessment, planning, and architecture services help customers determine which products and timing are best and deliver their applications with minimal risk."

More information about Back Bay's Java Enterprise System assessment services can be found at

www.backbaytechnologies.com
In addition, a downloadable white paper comparing the Java Enterprise System to software from other vendors can be obtained from:
www.backbaytechnologies.com/services/jeswhitepaper

ABOUT BACK BAY TECHNOLOGIES, Inc. (www.backbaytechnologies.com)

Back Bay Technologies is a leading provider of technology consulting services to Fortune 1000 companies in the Capital Markets, Insurance, Healthcare, and Manufacturing industries. Back Bay Technologies creates business value for its clients by aligning business process, complex integration, and best-of-breed technologies to create robust, professionally architected solutions on time and within budget. Its service offerings include pragmatic technology strategy and planning, application integration, enterprise architecture, custom application development and web services, and enterprise information portals. Back Bay Technologies, a wholly owned subsidiary of Zanett, Inc. (NASDAQ:ZANE), serves clients throughout the Northeast United States through its headquarters in Needham, MA and regional offices in New York City.

Contact:
Back Bay Technologies, Inc.
Paul Warren, 781 444 5669 or Paul.Warren@backbaytechnologies.com

ABOUT ZANETT, Inc. (www.zanettinc.com)
Zanett is an information technology ("IT") holding company that through its operating subsidiaries provides specialized IT services to Fortune 500 caliber and middle market companies, and large Government agencies. Collectively, the operating companies are referred to as the IT
Commonwealth(TM).

Contact:
Zanett, Inc.
Claudio Guazzoni/David McCarthy, 212-980-4600 or corporaterelations@zanett.com

ABOUT SUN MICROSYSTEMS, Inc. (www.sun.com)
Since its inception in 1982, a singular vision - The Network is the Computer(tm) - has propelled Sun Microsystems Inc. (Nasdaq: SUNW) to its position as a leading provider of industrial-strength hardware, software and services that make the Net work. Sun can be found in over 100 countries and on the world-wide web at http://sun.com.

Contact:
Sun Microsystems, Inc.
Brett Smith, 408 276 6143 or brett.smith@sun.com